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                                         Ronald Shapss Corporate Services, Inc.
                                         Mergers and Acquisitions
                                         75 Montebello Road
                                         Suffern, NY 10901-3746
                                         Phone (914) 368-3449
                                         Fax (914) 368-3432

February 18, 1997



Mr. Jeffrey Alexander
Fidelity Holdings, Inc.
80-02 Kew Gardens Rd., #5000
Kew Gardens, NY 11415



Dear Jeff:

         The following represents our understanding of terms and conditions for my consulting with Fidelity Holdings/Canterbury.

         1. Upon execution of an agreement. Fidelity/Canterbury will sell to Shapss, for the price of $ 0.01 per share, 50,000 shares of Fidelity and, at no cost to Shapss, 150,000 options to purchase an additional 150,000 shares at Four and One Half (4 1/2 ) Dollars per share, The stock options will vest as follows: 50,000 after 90 days; 100,000 12 months thereafter. The parties recognize the need and agree to make any necessary registrations as required by law. If for any reason Fidelity is unable to issue said options, an amount equal to the value of said options will be paid to Shapss in either stock or cash at the Company's choice.

         2. Six months from the date of signing our agreement if the parties mutually agree to proceed, Fidelity shall sell to Shapss, for the price of $0.01 per share, an additional 100,000 shares. If the parties elect not to proceed, Shapss shall retain his 50,000 shares and 50,000 options. All shares will have the right to "piggyback" any subsequent public offering subject to normal restrictions imposed by the underwriters. The remaining 100,000 options will not vest and shall revert back to Fidelity.

         Fidelity will pay all reasonable business, travel and entertainment expenses of Shapss to offset business expenses incurred related to his fulfilling the provisions hereof.

         For discussed equity participation, Shapss will perform the following:

1) Assist Fidelity with viable merger targets and financial institutions to accomplish the growth strategy of the Company.



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2) Provide follow-up assistance via phone, visits and in writing as directed by Fidelity. Fidelity would expect approximately 50% of Shapss time during the term of this agreement. The term of the agreement shall be six months. If paragraph 2 is exercised, it shall be for an additional term of twelve (12) months.

3) Assist Fidelity in understanding the consolidation concept and aiding in the preparation of business plan, documentation, meetings and presentations.

4) Provide advice and help in drafting of documents for the Company.

5) Shapss will not transfer any rights hereunder other than to family members without the prior approval of Fidelity.

If this letter accurately outlines our understanding, we may either enter into a formal Agreement or an officer of Fidelity may execute this letter as our understanding. Alternatively, kindly make any necessary changes that reflect our discussion and we will make the appropriate modifications.


Yours truly,

/s/ Ronald Shapss
-----------------------
RONALD I. SHAPSS

Agreed and Accepted
this 27th day of February, 1997


By: /s/Bruce Bendell
--------------------------
Bruce Bendell
Title COB